SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2015

NEW BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-204842	47-4314938
(State or Other Jurisdiction Identification No.)	(Commission File No.)	(I.R.S. Employer of Incorporation)

145 North Whittaker Street, New Buffalo, Michigan		49117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (269) 469-2222

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

New Bancorp, Inc. (the “Company”), the proposed holding company for New Buffalo Savings Bank (the “Bank”), and the Bank today issued the attached press release announcing that at a special meeting of members of the Bank held on September 25, 2015, the members voted to approve the Bank’s Plan of Conversion.

The Company also announced that it has completed its subscription and community stock offerings. The Company’s stock offering and the simultaneous mutual-to-stock conversion of the Bank are expected to close during the latter part of October and the Company will provide more information as soon as it is available. You may also contact the stock information center, toll-free, at (877) 892-9472 between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday

Shares of the Company’s common stock are expected to be quoted on the OTC Pink Marketplace upon the closing of the offering and Conversion, which remain subject to final regulatory approvals, including approval of the amount of stock sold in the offering.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information	Not Applicable.
(c)	Shell Company Transactions	Not Applicable.
(d)	Exhibit 99	Press Release dated October 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW BANCORP, INC.

DATE: October 6, 2015	By:	/s/ Richard C. Sauerman
Richard C. Sauerman
President and Chief Executive Officer